Exhibit 3.14

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

DGC PROPERTIES LLC

This Limited Liability Company Agreement (this “Agreement”) of DGC Properties LLC (the “Company”), is entered into by Dolgencorp, Inc., as the sole member (the “Member”).

WHEREAS, Atlantic Financial Group, Ltd., a Texas limited partnership (“AFG”), has heretofore formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § § 18-101 et seq., as amended from time to time (the “Act”), by entering into a Limited Liability Company Agreement, dated as of May 30, 2002, of the Company (the “Original Limited Liability Company Agreement”), and causing to be filed a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on May 29, 2002; and

WHEREAS, pursuant to a certain Assignment, Assumption, Admission, Resignation, Amendment and Consent Agreement among AFG and the Member, dated as of June   , 2002, AFG admitted the Member as a member of the Company and, following such admission, AFG resigned as a member of the Company and the Member became the sole member of the Company; and

WHEREAS, the Member desires to continue the Company as a limited liability company under the Act and to amend and restate the Original Limited Liability Company Agreement in its entirety;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby amends and restates the Original Limited Liability Company Agreement in its entirety and agrees as follows:

1.             Continuation; Name.  The Member hereby agrees to continue the Company as a limited liability company under and pursuant to the provisions of the Act and agrees that its rights, duties and liabilities shall be as provided in the Act, except as otherwise provided herein.  The name of the Company is DGC Properties LLC.

2.             Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity, including without limitation commercial acts or activities, for which limited liability companies may be formed under the Act.

3.             Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 9 East Lookerman Street, Dover, Delaware 19901.

4.             Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o National Registered Agents, Inc., 9 East Lookerman Street, Dover, Delaware 19901.

5.             Member.  The name and the mailing address of the Member are as follows:

Name	Address
Dolgencorp, Inc.	100 Mission Ridge Goodlettsville, TN 37072

6.             Powers.  The business and affairs of the Company shall be managed by the Member.  The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including (a) the opening of bank accounts and (b) all other powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.  The Member is authorized to execute and deliver any instrument or document on behalf of the Company.  Wade Smith is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

7.             Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the resignation, expulsion, bankruptcy or dissolution of the Member or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

8.             Capital Contributions.  The Member agrees to contribute $1.00 in cash, and no other property, to the Company.

9.             Additional Contributions.  The Member shall have the right, but not the obligation, to make additional capital contributions to the Company in the form of cash, services or otherwise, and upon such contribution the Member’s capital account balance shall be adjusted accordingly.

10.           Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding anything to the contrary contained herein, the Company, and the Member on behalf of the Company, shall not make a distribution to the Member on account of the interest of the Member in the Company if such distribution would violate § 18-607 of the Act or any other applicable law.

11.           Assignments.  The Member shall be permitted to transfer all of the Member’s interest in the Company to any person or entity that assumes the Member’s obligations under this Agreement, whereupon such person or entity shall be treated as the Member for all purposes of this Agreement.

12.           Resignation.  The Member may only resign from the Company if the Member shall transfer all of the Member’s interest in the Company to another person or entity, and shall be deemed upon such transfer to have so resigned without further action the Member’s part.

13.           Admission of Additional Members.  Additional members may be admitted to the Company at the discretion of the Member, and this Agreement shall thereupon be amended as necessary or appropriate to reflect the fact that there is more than one Member.

14.           Liability of Member.  Except as otherwise provided by the Act or herein, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

15.           Other Business.  The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall have no rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16.           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

17.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

18.           Entire Agreement.  The Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

19.           Amendment.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS THEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of June 12th, 2002.

DOLGENCORP, INC.

Signature:	/s/ Wade Smith

Name:	Wade Smith, Treasurer